N E W S   R E L E A S E

For Immediate Release

Worthington Reports Record Second Quarter Results
Earnings Per Diluted Share: $0.54 vs. $0.20

COLUMBUS, Ohio, December 16, 2004 - Worthington Industries, Inc. (NYSE: WOR) today reported record results for the three and six-month periods ended November 30, 2004.

Highlights

Net sales for the second quarter of fiscal 2005 were $745.2 million, an increase of 38% from last year’s $540.1 million. Second quarter net earnings were $47.6 million and earnings per diluted share were $0.54, compared to $16.9 million, or $0.20 per diluted share, for the same period last year.

For the six-month period, net sales rose 46% to $1,514.5 million from $1,038.1 million last year. Net earnings were $105.5 million and earnings per diluted share were $1.19, compared to $22.8 million and $0.26, respectively, for the same period last year.

“I am pleased to report our third consecutive quarter of record quarterly earnings,” said John McConnell, Chairman and CEO of Worthington Industries. “These excellent results for the second quarter do not include any inventory holding benefit and were obtained when two of our key market segments, automotive and commercial construction, were not at their peak. Our core businesses and joint ventures are running very well. We have also announced several new growth opportunities during the quarter:

•	We acquired the propane and specialty cylinder assets of Western Industries on September 17, 2004, adding to our product line in the Pressure Cylinders segment.

•	We formed a joint venture, Dietrich Residential Construction, in our Metal Framing segment with Pacific Steel Construction to construct military housing framed with light gauge steel.

•	We formed a joint venture, Dietrich Metal Framing Canada, with Encore Coils to enter the Canadian metal framing market.

“We are committed to the prudent use of capital as we grow the company,” concluded McConnell.

-more-

Worthington Industries
December 16, 2004
2-2-2

Detailed Results

In the Processed Steel Products segment, quarterly net sales rose 42%, or $133.4 million, to $454.8 million from $321.4 million in the comparable quarter of fiscal 2004. The increase in net sales was the result of higher selling prices (up 50%). Volumes were down 6% due entirely to the sale of the Decatur cold rolling assets in August 2004. Excluding the impact of the Decatur sale, volumes were up 2%. Operating income improved because of a widening in the spread between selling prices and material costs.

In the Metal Framing segment, net sales increased 35%, or $49.4 million, to $191.8 million from $142.4 million in the comparable quarter of fiscal 2004. The increase was the result of higher pricing. Volumes were down 24% as customers faced higher inventories and delayed construction projects due to increased costs. A wider spread between selling prices and material costs was responsible for a significant improvement in operating income.

In the Pressure Cylinders segment, net sales increased 30%, or $22.1 million, to $94.5 million from $72.4 million in the comparable quarter of fiscal 2004. The propane and specialty cylinder assets of Western Industries, acquired on September 17th, contributed $12.3 million to the sales increase. Excluding sales from the acquired assets, unit volumes were up 9% due to strong sales in most product lines. European revenues rose $4.8 million, of which $2.5 million was due to the weakened dollar. Operating income for the segment increased $2.0 million.

Worthington’s unconsolidated joint ventures continued to perform well. Equity in net income of the seven unconsolidated affiliates totaled $11.7 million, up 40% from $8.4 million in the year ago quarter. The improvement was due to strong results from most of the unconsolidated joint ventures.

Other

Dividend declared

On November 18, 2004, the board of directors declared a quarterly cash dividend of $0.16 per share payable December 29, 2004, to shareholders of record December 15, 2004. This will be the 148th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 63 facilities in 10 countries.

-more-

Worthington Industries
December 16, 2004
3-3-3

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Conference Call

Worthington will review its second quarter results during its quarterly conference call today, December 16, 2004, at 1:30 p.m. Eastern Standard Time. Details on the conference call can be found on the company’s web site at www.WorthingtonIndustries.com

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for the economy and markets; and other non-historical matters constitute “forward looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer spending patterns and supplier choices and risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.

###

Worthington Industries
December 16, 2004
4-4-4

WORTHINGTON INDUSTRIES, INC.
EARNINGS HIGHLIGHTS
(In Thousands, Except Per Share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$745,168	$540,078	$1,514,508	$1,038,113
Cost of goods sold	620,650	472,836	1,230,346	921,888

Gross margin	124,518	67,242	284,162	116,225

Selling, general & administrative expense	56,130	45,243	120,961	86,863
Impairment charges and other	—	—	5,608	—

Operating income	68,388	21,999	157,593	29,362

Other income (expense):
Miscellaneous expense	(2,873)	(114)	(6,332)	(503)
Interest expense	(5,652)	(5,565)	(11,374)	(11,156)
Equity in net income of unconsolidated affiliates	11,740	8,391	25,036	16,327

Earnings before income taxes	71,603	24,711	164,923	34,030
Income tax expense	23,980	7,828	59,441	11,230

Net earnings	$47,623	$16,883	$105,482	$22,800

Average common shares outstanding — diluted	88,665	86,503	88,389	86,510

Earnings per share — diluted	$0.54	$0.20	$1.19	$0.26

Common shares outstanding at end of period	87,811	86,134	87,811	86,134

Cash dividends declared per common share	$0.16	$0.16	$0.32	$0.32

Worthington Industries
December 16, 2004
5-5-5

WORTHINGTON INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30,	May 31,
	2004	2004
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$11,143	$1,977
Receivables, net	300,051	348,833
Inventories	465,459	362,906
Deferred income taxes	3,589	3,963
Other current assets	34,410	115,431

Total current assets	814,652	833,110

Investments in unconsolidated affiliates	136,855	109,040
Goodwill	168,441	117,769
Other assets	31,459	27,826
Property, plant and equipment, net	561,116	555,394

Total assets	$1,712,523	$1,643,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$305,895	$313,909
Current maturities of long-term debt	1,104	1,346
Other current liabilities	151,094	159,805

Total current liabilities	458,093	475,060

Other liabilities	99,745	95,067
Long-term debt	287,961	288,422
Deferred income taxes	89,526	104,216

Shareholders’ equity	777,198	680,374

Total liabilities and shareholders’ equity	$1,712,523	$1,643,139

Worthington Industries
December 16, 2004
6-6-6

WORTHINGTON INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Six Months Ended
	November 30,
	2004	2003
	(Unaudited)	(Unaudited)
Operating activities
Net earnings	$105,482	$22,800
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,507	33,706
Impairment charges and other	5,608	—
Other adjustments	(37,001)	(3,775)
Changes in current assets and liabilities	(71,952)	(8,823)

Net cash provided by operating activities	30,644	43,908

Investing activities
Investment in property, plant and equipment, net	(19,331)	(14,268)
Acquisitions, net of cash acquired	(64,889)	—
Investment in unconsolidated affiliate	(1,500)	(490)
Proceeds from sale of assets	83,804	2,937

Net cash used by investing activities	(1,916)	(11,821)

Financing activities
Proceeds from short-term borrowings	—	(896)
Principal payments on long-term debt	(2,018)	(608)
Dividends paid	(27,901)	(27,525)
Other	10,357	(2,189)

Net cash used by financing activities	(19,562)	(31,218)

Increase in cash and cash equivalents	9,166	869
Cash and cash equivalents at beginning of period	1,977	1,139

Cash and cash equivalents at end of period	$11,143	$2,008

Worthington Industries
December 16, 2004
7-7-7

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In Thousands)

     This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Processed Steel Products
Volume (tons)	911	966	1,875	1,816
Net sales	$454,831	$321,378	$908,658	$608,576
Material cost	$327,900	$212,841	$637,650	$401,826
Operating income	$34,610	$13,762	$70,404	$21,931

Metal Framing
Volume (tons)	145	192	324	390
Net sales	$191,772	$142,417	$430,163	$283,481
Material cost	$110,381	$86,225	$228,485	$179,179
Operating income	$25,208	$871	$76,720	$(2,783)

Pressure Cylinders
Volume (units)
Without acquisition	2,970	2,718	6,161	5,841
Acquisition *	6,017	—	6,017	—

	8,987	2,718	12,178	5,841
Net sales
Without acquisition	$82,210	$72,434	$155,436	$138,969
Acquisition *	12,272	—	12,272	—

	$94,482	$72,434	$167,708	$138,969
Material cost	$44,307	$30,094	$77,282	$59,114
Operating income	$8,827	$6,855	$12,017	$10,393

*	Acquisition of propane and specialty cylinder assets from Western Industries effective September 17, 2004

     The following provides detail of impairment charges and other included in the operating income by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Pre-tax impairment charges and other by segment Processed Steel Products	$—	$—	$5,608	$—
Metal Framing	—	—	—	—
Pressure Cylinders	—	—	—	—

Total impairment charges and other	$—	$—	$5,608	$—